Exhibit 99.1

NEWS RELEASE For Immediate Release February 8, 2017	Investors: Michael D. Neese VP, Investor Relations (804) 287-8126 michael.neese@pfgc.com	Media: Joe Vagi Manager, Corporate Communications (804) 484-7737 joe.vagi@pfgc.com

Performance Food Group Company Reports Second-Quarter and

First-Half Fiscal 2017 Results

Company Generates Strong Case Growth and Double-Digit EPS Growth

Second-Quarter Fiscal 2017 Highlights

•	Total case volume increased 5.6%

•	Net sales increased 4.1% to $4.1 billion

•	Gross profit increased 6.2% to $517.2 million

•	Operating expenses increased 7.6% to $465.9 million, primarily reflecting growth in case volume and strategic investments for future growth

•	Net income increased 30.9% to $22.9 million

•	Adjusted EBITDA decreased 1.9% to $93.6 million[1]

•	Diluted earnings per share (EPS) increased 29.4% to $0.22

•	Adjusted Diluted EPS increased 11.5% to $0.29[1]

First-Half Fiscal 2017 Highlights

•	Total case volume increased 6.1%

•	Net sales increased 3.5% to $8.1 billion

•	Gross profit increased 6.3% to $1.0 billion

•	Net income increased 18.2% to $35.1 million

•	Adjusted EBITDA decreased 3.4% to $169.6 million[1]

•	Diluted earnings per share (EPS) increased 6.3% to $0.34

•	Adjusted Diluted EPS increased by 4.3% to $0.49[1]

RICHMOND, Va. – Performance Food Group Company (“PFG”) (NYSE: PFGC) today announced its second-quarter and first-half fiscal 2017 business results.

“Our business segments performed in-line with our expectations for the second quarter,” said George Holm, PFG’s President and Chief Executive Officer. “The strategic investments we made in the first half of fiscal 2017 are beginning to pay off and we expect them to provide us with a strong platform for growth in the second half of fiscal 2017 and beyond.”

[1]	This earnings release includes several metrics, including EBITDA, Adjusted EBITDA and Adjusted Diluted Earnings per Share that are not calculated in accordance with Generally Accepted Accounting Principles in the U.S. (“GAAP”). Please see Statement Regarding Non-GAAP Financial Measures at the end of this release for definitions of such non-GAAP financial measures and reconciliations of such non-GAAP financial measures to their respective most comparable financial measures calculated in accordance with GAAP.

Second-Quarter Fiscal 2017 Financial Summary

Total case volume increased 5.6% in the second quarter of fiscal 2017 compared to the prior year, with underlying organic growth of 4.3%. Total case volume was driven by an organic 6.0% increase in independent cases, strong growth in Performance Brands cases and broad-based growth in Vistar’s sales channels.

Net sales for the second quarter of fiscal 2017 were $4.1 billion, an increase of 4.1% versus the comparable prior year period. The increase in net sales was primarily attributable to case growth in Performance Foodservice, sales growth in Vistar and acquisitions completed late in the second quarter.

Gross profit increased 6.2% compared to the prior year period, to $517.2 million. The gross profit increase in the second quarter of fiscal 2017 was fueled by case growth and through an improved sales mix of customer channels and products, specifically to the independent channel. Gross margin as a percentage of net sales was up approximately 30 basis points to 12.8%.

Operating expenses increased 7.6% in the second quarter of fiscal 2017 compared to the prior year period, to $465.9 million. The increase reflected the cost to support current growth in case volume, as well as the cost of strategic investments to drive growth associated with expansion of geographies served in the dollar store channel, transition of business within Customized and the opening of an automated retail facility within Vistar.

Net income increased 30.9% to $22.9 million for the second quarter of 2017 compared to the prior year period, driven by a decrease in interest expense.    For the quarter, the income tax rate decreased 60 basis points to 40.1%. The decrease in the tax rate was primarily a result of an increase in permanent deductions related to the adoption of a new accounting standard related to stock compensation.

Diluted earnings per share increased 29.4% in the second quarter of fiscal 2017 over the prior year period, to $0.22. Adjusted diluted EPS increased 11.5% in the second quarter over the prior year period, to $0.29 per share.

EBITDA increased 1.0% in the second quarter of fiscal 2017 compared to the prior year period to $82.2 million, driven by a strong gross profit increase of 6.2% mostly offset by strategic investments to fuel future growth. Adjusted EBITDA decreased 1.9% to $93.6 million in the second quarter of fiscal 2017 compared to the prior year period.

First-Half Fiscal 2017 Financial Summary

Total case volume increased 6.1% in the first half of fiscal 2017 compared to the prior year period, with underlying organic growth of 4.8%.

Net sales for the first half of fiscal 2017 were $8.1 billion, an increase of 3.5% versus the comparable prior year period. The increase in net sales was primarily attributable to case growth in Performance Foodservice, sales growth in Vistar and recent acquisitions. Gross profit increased 6.3% compared to the prior year period, to $1.0 billion. The gross profit increase in the first half of fiscal 2017 was led by case growth and through an improved sales mix of customer channels and products, specifically to the independent channel. Gross margin as a percentage of net sales was up 30 basis points to 12.7%.

Operating expenses increased 8.7% in the first half of fiscal 2017 compared to the prior year period, to $945.6 million. The increase was driven by the cost to support growth in case volume, as well as the cost of strategic investments for future growth. Operating expenses also increased as a result of higher professional and legal fees, including settlements of $9.8 million and insurance expense related to workers compensation of $6.2 million.

Net income was up 18.2% to $35.1 million for the first half of fiscal 2017 compared to the prior year period, due to a decrease in interest expense and other expenses offset by an increase in income tax expense. For the first half of fiscal 2017, the income tax rate decreased 180 basis points to 39.2%. The decrease in the tax rate was primarily a result of an increase in permanent deductions related to the adoption of a new accounting standard related to stock compensation.

Diluted earnings per share increased 6.3% in the first half of fiscal 2017 over the prior year period, to $0.34. Adjusted diluted EPS increased 4.3% in the first half over the prior year period, to $0.49 per share.

EBITDA decreased 4.8% in the first half of fiscal 2017 compared to the prior year period to $144.1 million. For the first half of fiscal 2017, Adjusted EBITDA decreased 3.4% to $169.6 million compared to the prior year period.

Cash Flow and Capital Spending

During the first half of fiscal 2017, PFG’s operating activities used $25.5 million of cash flow compared to generating $10.7 million of cash flow during the same period a year ago. The prior year included a positive impact of the $25 million break-up fee payment received related to the terminated agreement to acquire 11 U.S. Foods facilities from Sysco and US Foods. The remaining increase in working capital was due to the Company’s continued sales growth and investments related to the roll out of new business in the Customized and Vistar segments. Cash used in investing activities totaled $161.8 million for the first six months of fiscal 2017. These investments consisted of business acquisitions totaling $82.1 million and capital expenditures of $79.9 million.

Second-Quarter Fiscal 2017 Segment Results

Performance Foodservice (PFS)

Net sales for the second quarter of fiscal 2017 increased 1.8% to $2.4 billion compared to the prior year period. Net sales growth was driven by new customers, an increase in cases sold, including 6.0% independent case growth, and strong case growth for our Performance Brands. For the quarter, independent sales as a percentage of total segment sales was up approximately 120 basis points to 43.6%.

EBITDA for PFS increased 4.8% to $76.9 million in the second quarter of fiscal 2017 compared to the prior year period. EBITDA growth was driven by a 5.9% increase in gross profit, offset slightly by an increase in operating expenses.    The increase in gross profit per case resulted from a favorable shift in the mix of cases sold toward Independent customers and Performance Brands, as well as by improvements from procurement gains.

PFG Customized

Net sales for PFG Customized increased 2.0% in the second quarter of fiscal 2017 to $933.5 million compared to the prior year period due to improved sales mix and higher revenue per case. In the first quarter of fiscal 2017, the company began providing distribution solutions to a portion of Red Lobster’s restaurants and completed the transition a little over midway through the second quarter.

Primarily as a result of the Red Lobster transition, segment EBITDA fell $2.5 million to $6.7 million, in the second quarter of fiscal 2017. PFG Customized also incurred quarter over quarter increases in costs associated with upgrading a portion of the segment’s fleet and an increase in insurance expense.

Vistar

Vistar’s second quarter of fiscal 2017 net sales increased 11.6% to $737.9 million compared to the prior year period. This increase was driven by case sales growth in the segment’s retail, theater, vending, and hospitality channels and by recent acquisitions.

Second-quarter EBITDA for Vistar decreased 2.6% to $33.7 million in the second quarter of fiscal 2017 versus the prior year. Gross profits grew $8.9 million, or 9.7% for the second quarter fueled by an increase in the number of cases sold.

Operating expense dollar growth of 16.1% resulted from investments associated with expansion of geographies served in the dollar store channel, additional expenses related to recent acquisitions and investments associated with the opening of an automated retail facility.

Fiscal 2017 Outlook

PFG confirms its fiscal 2017 full-year Adjusted EBITDA growth outlook to be in the 7% to 9% range on a 52 week to 52 week basis. On a 52 week to 53 week basis, the company confirms its Adjusted EBITDA growth to be in the 5% to 7% range.

PFG also confirms its second-half fiscal 2017 Adjusted EBITDA growth outlook to be in the mid-to-high teens range versus the second half of fiscal 2016, excluding the extra week. PFG expects that adjusted EBITDA growth will build sequentially from the third to fourth quarter of fiscal 2017.

PFG confirms its fiscal 2017 Adjusted Diluted EPS growth outlook to be in a range of 27% to 31% to $1.23 to $1.27 on a 52 week to 52 week basis versus a comparable Fiscal 2016 Adjusted Diluted EPS of $0.97.

PFG also confirms fiscal 2017 Adjusted Diluted EPS growth outlook to be in a range of 24% to 28% to $1.24 to $1.28 on a 52 week to 53 week basis versus a comparable 53 week fiscal 2016 Adjusted Diluted EPS of $1.00.

PFG’s Adjusted EBITDA and Adjusted Diluted EPS outlook exclude the impact of certain income and expense items that management believes are not part of underlying operations. These items may include, but are not limited to, loss on early extinguishment of debt, restructuring charges, certain tax items, and charges associated with non-recurring professional and legal fees associated with acquisitions. PFG’s management cannot estimate on a forward-looking basis the impact of these income and expense items on its reported Net income and its reported Diluted EPS because these items, which could be significant, are difficult to predict and may be highly variable. As a result, PFG does not provide a reconciliation to the closest corresponding GAAP financial measure for its Adjusted EBITDA and Adjusted Diluted EPS outlook. Please see the “Forward-Looking Statements” section of this release for a discussion of certain risks to PFG’s outlook.

Conference Call

As previously announced, a conference call with the investment community and news media will be webcast on February 8, 2016 at 9:00 a.m. Eastern Standard Time. Access to the webcast is available at www.pfgc.com.

About Performance Food Group Company

Through its family of leading foodservice distributors – Performance Foodservice, Vistar, and PFG Customized – Performance Food Group Company (PFG) markets and distributes over 150,000 food and food-related products from 75 distribution centers to over 150,000 customer locations across the United States. PFG’s 13,000+ associates serve a diverse mix of customers, from independent and chain restaurants to schools, business and industry locations, hospitals, vending distributors, office coffee service distributors, big box retailers, and theaters. The Company sources its products from more than 5,000 suppliers and serves as an important partner to its suppliers by providing them access to the Company’s broad customer base. For more information, visit www.pfgc.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934. These statements include, but are not limited to, statements related to our expectations regarding the performance of our business, our financial results, our liquidity and capital resources and other non-historical statements, including the statements in the “Outlook” section of this press release. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words.

Such forward-looking statements are subject to various risks and uncertainties. The following factors, in addition to those discussed under the section entitled Item 1A Risk Factors in the Company’s Annual Report on Form 10-K for the fiscal year ended July 2, 2016 filed with the Securities and Exchange Commission (the “SEC”) on August 30, 2016, as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov, could cause actual future results to differ materially from those expressed in any forward-looking statements:

•	competition in our industry is intense, and we may not be able to compete successfully;

•	we operate in a low margin industry, which could increase the volatility of our results of operations;

•	we may not realize anticipated benefits from our operating cost reduction and productivity improvement efforts, including our Winning Together program;

•	our profitability is directly affected by cost inflation or deflation and other factors;

•	we do not have long-term contracts with certain of our customers;

•	group purchasing organizations may become more active in our industry and increase their efforts to add our customers as members of these organizations;

•	changes in eating habits of consumers;

•	extreme weather conditions;

•	our reliance on third-party suppliers;

•	labor relations and costs risks and availability of qualified labor;

•	volatility of fuel and other transportation costs;

•	inability to adjust cost structure where one or more of our competitors successfully implement lower costs;

•	we may be unable to increase our sales in the highest margin portions of our business;

•	changes in pricing practices of our suppliers;

•	risks relating to any future acquisitions;

•	environmental, health, and safety costs;

•	our reliance on technology and risks associated with disruption or delay in implementation of new technology;

•	product liability claims relating to the products we distribute and other litigation;

•	negative media exposure and other events that damage our reputation;

•	anticipated multiemployer pension related liabilities and contributions to our multiemployer pension plan;

•	impact of uncollectibility of accounts receivable;

•	difficult economic conditions affecting consumer confidence; and

•	departure of key members of senior management.

Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in our filings with the SEC. Any forward-looking statement, including any contained herein, speaks only as of the time of this release and we do not undertake to update or revise them as more information becomes available or to disclose any facts, events, or circumstances after the date of this release that may affect the accuracy of any forward-looking statement, except as required by law.

PERFORMANCE FOOD GROUP COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

($ in millions, except share and per share data)	Three months ended December 31, 2016	Three months ended December 26, 2015	Six months ended December 31, 2016	Six months ended December 26, 2015
Net sales	$4,051.8	$3,893.9	$8,097.9	$7,822.8
Cost of goods sold	3,534.6	3,407.1	7,069.4	6,854.9

Gross profit	517.2	486.8	1,028.5	967.9
Operating expenses	465.9	433.0	945.6	870.1

Operating profit	51.3	53.8	82.9	97.8

Other expense:
Interest expense	13.6	23.3	26.5	44.3
Other, net	(0.5)	1.0	(1.3)	3.2

Other expense, net	13.1	24.3	25.2	47.5

Income before taxes	38.2	29.5	57.7	50.3
Income tax expense	15.3	12.0	22.6	20.6

Net income	$22.9	$17.5	$35.1	$29.7

Weighted-average common shares outstanding:
Basic	100,112,604	99,107,828	100,031,544	92,996,688
Diluted	102,650,384	100,367,528	102,476,652	94,081,176
Earnings per common share:
Basic	$0.23	$0.18	$0.35	$0.32
Diluted	$0.22	$0.17	$0.34	$0.32

PERFORMANCE FOOD GROUP COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

($ in millions)	As of December 31, 2016	As of July 2, 2016
ASSETS
Current assets:
Cash	$11.7	$10.9
Accounts receivable, less allowances of $21.1 and $16.3	990.1	968.2
Inventories, net	985.1	919.7
Prepaid expenses and other current assets	32.8	40.1

Total current assets	2,019.7	1,938.9
Goodwill	687.5	674.0
Other intangible assets, net	168.3	149.3
Property, plant and equipment, net	699.8	637.0
Restricted cash and other assets	57.6	56.2

Total assets	$3,632.9	$3,455.4

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable and outstanding checks in excess of deposits	$1,039.8	$1,077.6
Accrued expenses	197.6	231.4
Long-term debt—current installments	5.6
Capital and finance lease obligations—current installments	5.5	2.4
Derivative liabilities	2.2	5.3

Total current liabilities	1,250.7	1,316.7
Long-term debt	1,299.3	1,111.6
Deferred income tax liability, net	81.4	81.1
Capital and finance lease obligations, excluding current installments	42.4	31.5
Other long-term liabilities	105.5	111.7

Total liabilities	2,779.3	2,652.6

Total shareholders’ equity	853.6	802.8

Total liabilities and shareholders’ equity	$3,632.9	$3,455.4

PERFORMANCE FOOD GROUP COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

($ in millions)	Six months ended December 31, 2016	Six months ended December 26, 2015
Cash flows from operating activities:
Net income	$35.1	$29.7
Adjustments to reconcile net income to net cash (used in) provided by operating activities
Depreciation and intangible asset amortization	59.9	56.8
Non cash activities	12.5	21.8
Changes in operating assets and liabilities, net:
Accounts receivable	(15.1)	(4.4)
Inventories	(54.4)	(28.0)
Prepaid expenses and other assets	12.5	(12.2)
Trade accounts payable and outstanding checks in excess of deposits	(38.5)	(47.1)
Accrued expenses and other liabilities	(37.5)	(5.9)

Net cash (used in) provided by operating activities	(25.5)	10.7

Cash flows from investing activities:
Purchases of property, plant and equipment	(79.9)	(42.9)
Net cash paid for acquisition	(82.1)	(9.2)
Other	0.2	0.6

Net cash used in investing activities	(161.8)	(51.5)

Cash flows from financing activities:
Net borrowings (payments on) under debt	190.4	(186.3)
Proceeds from equity	0.8	226.9
Other	(3.1)	—

Net cash provided by financing activities	188.1	40.6

Net increase (decrease) in cash	0.8	(0.2)
Cash, beginning of period	10.9	9.2

Cash, end of period	$11.7	$9.0

Statement Regarding Non-GAAP Financial Measures

This earnings release and the accompanying financial statement tables include several financial measures that are not calculated in accordance with GAAP, including EBITDA, Adjusted EBITDA, and Adjusted Diluted Earnings per Share. Such measures are not recognized terms under GAAP, should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP, and are not indicative of net income (loss) as determined under GAAP. EBITDA, Adjusted EBITDA, Adjusted Diluted Earnings per Share, and other non-GAAP financial measures have limitations that should be considered before using these measures to evaluate the Company’s liquidity or financial performance. EBITDA, Adjusted EBITDA, and Adjusted Diluted Earnings per Share, as presented, may not be comparable to similarly titled measures of other companies because of varying methods of calculation.

Management measures operating performance based on PFG’s EBITDA, defined as net income (loss) before interest expense (net of interest income), income taxes, and depreciation and amortization.

PFG believe that the presentation of EBITDA enhances an investor’s understanding of PFG’s performance. PFG believes this measure is a useful metric to assess PFG’s operating performance from period to period by excluding certain items that PFG believes are not representative of PFG’s core business. PFG uses this measure to evaluate the performance of its segments and for business planning purposes.

In addition, management uses Adjusted EBITDA, defined as net income (loss) before interest expense (net of interest income), income and franchise taxes, and depreciation and amortization, further adjusted to exclude certain items we do not consider part of our core operating results. Such adjustments include certain unusual, non-cash, non-recurring, cost reduction, and other adjustment items permitted in calculating covenant compliance under the company’s credit and indenture agreements (other than certain pro forma adjustments permitted under our credit agreement and indenture relating to the Adjusted EBITDA contribution of acquired entities or businesses prior to the acquisition date). Under PFG’s credit agreement and indenture, the Company’s ability to engage in certain activities such as incurring certain additional indebtedness, making certain investments, and making restricted payments is tied to ratios based on Adjusted EBITDA (as defined in the credit agreement and indenture).

Management also uses Adjusted Diluted Earnings per Share, which is calculated by adjusting the most directly comparable GAAP financial measure by excluding the same items excluded in PFG’s calculation of Adjusted EBITDA to the extent that each such item was included in the applicable GAAP financial measure.

PFG believes that the presentation of Adjusted EBITDA and Adjusted Diluted Earnings per Share is useful to investors because these metrics are frequently used by securities analysts, investors, and other interested parties in their evaluation of the operating performance of companies in PFG’s industry.

The following tables include a reconciliation of non-GAAP financial measures to the applicable most comparable U.S. GAAP financial measures.

PERFORMANCE FOOD GROUP COMPANY

Non-GAAP Reconciliation (Unaudited)

	Three months ended
($ in millions, except per share data)	December 31, 2016	December 26, 2015	Change	%
Net income (GAAP)	$22.9	$17.5	$5.4	30.9
Interest expense	13.6	23.3	(9.7)	(41.6)
Income tax expense	15.3	12.0	3.3	27.5
Depreciation	22.5	19.3	3.2	16.6
Amortization of intangible assets	7.9	9.3	(1.4)	(15.1)

EBITDA	82.2	81.4	0.8	1.0
Impact of non-cash items (A)	3.8	9.4	(5.6)	(59.6)
Impact of acquisition, integration & reorganization charges (B)	3.8	1.3	2.5	192.3
Impact of non-recurring items (C)	—	(0.9)	0.9	N/M
Impact of productivity initiatives (D)	2.7	2.5	0.2	8.0
Impact of other adjustment items (E)	1.1	1.7	(0.6)	(35.3)

Adjusted EBITDA (Non-GAAP)	$93.6	$95.4	$(1.8)	(1.9)

Diluted earnings per share (GAAP)	$0.22	$0.17	$0.05	29.4
Impact of non-cash items	0.04	0.10	(0.06)	(60.0)
Impact of acquisition, integration & reorganization charges	0.04	0.01	0.03	300.0
Impact of non-recurring items	—	(0.01)	0.01	N/M
Impact of productivity initiatives	0.03	0.02	0.01	50.0
Impact of other adjustment items	0.01	0.02	(0.01)	(50.0)
Tax impact of adjustments	(0.05)	(0.05)	—	—

Adjusted Diluted Earnings per Share (Non-GAAP)	$0.29	$0.26	$0.03	11.5

A.	Includes adjustments for non-cash charges arising from employee stock-based compensation, interest rate swap hedge ineffectiveness, and gain/loss on disposal of assets. Stock-based compensation cost was $3.9 million and $7.7 million for the second quarter of fiscal 2017 and fiscal 2016, respectively. In addition, this includes an increase in the LIFO reserve of $0.6 million and $0.5 million for the second quarter of fiscal 2017 and the second quarter of fiscal 2016, respectively.
B.	Includes professional fees and other costs related to completed and abandoned acquisitions, costs of integrating certain of our facilities, facility closing costs, and advisory fees paid to Blackstone and Wellspring.
C.	The second quarter of fiscal 2016 includes the withdrawal expense from a purchasing cooperative of which we were a member and amounts received from business interruption insurance because of weather related or other one-time events.
D.	Consists primarily of professional fees and related expenses associated with productivity initiatives.
E.	Consists primarily of changes in fair value and costs related to settlements on our fuel collar derivatives, certain financing transactions, lease amendments, and franchise tax expense and other adjustments permitted under our credit agreements.

PERFORMANCE FOOD GROUP COMPANY

Non-GAAP Reconciliation (Unaudited)

	Six months ended
($ in millions, except per share data)	December 31, 2016	December 26, 2015	Change	%
Net income (GAAP)	$35.1	$29.7	$5.4	18.2
Interest expense	26.5	44.3	(17.8)	(40.2)
Income tax expense	22.6	20.6	2.0	9.7
Depreciation	43.3	38.2	5.1	13.4
Amortization of intangible assets	16.6	18.6	(2.0)	(10.8)

EBITDA	144.1	151.4	(7.3)	(4.8)
Impact of non-cash items (A)	8.5	9.0	(0.5)	(5.6)
Impact of acquisition, integration & reorganization charges (B)	6.2	4.1	2.1	51.2
Impact of non-recurring items (C)	—	1.7	(1.7)	N/M
Impact of productivity initiatives (D)	6.8	4.8	2.0	41.7
Impact of other adjustment items (E)	4.0	4.5	(0.5)	(11.1)

Adjusted EBITDA (Non-GAAP)	$169.6	$175.5	$(5.9)	(3.4)

Diluted earnings per share (GAAP)	$0.34	$0.32	$0.02	6.3
Impact of non-cash items	0.08	0.10	(0.02)	(20.0)
Impact of acquisition, integration & reorganization charges	0.06	0.04	0.02	50.0
Impact of non-recurring items	—	0.02	(0.02)	N/M
Impact of productivity initiatives	0.07	0.05	0.02	40.0
Impact of other adjustment items	0.04	0.05	(0.01)	(20.0)
Tax impact of adjustments	(0.10)	(0.11)	0.01	9.1

Adjusted Diluted Earnings per Share (Non-GAAP)	$0.49	$0.47	$0.02	4.3

A.	Includes adjustments for non-cash charges arising from employee stock-based compensation, interest rate swap hedge ineffectiveness, and gain/loss on disposal of assets. Stock-based compensation cost was $8.1 million and $8.8 million for the first six months of fiscal 2017 and fiscal 2016, respectively. In addition, this includes an increase in the LIFO reserve of $1.2 million for the first six months of fiscal 2017 and a decrease in the LIFO reserve of $1.2 million for the first six months of fiscal 2016.
B.	Includes professional fees and other costs related to completed and abandoned acquisitions, costs of integrating certain of our facilities, facility closing costs, and advisory fees paid to Blackstone and Wellspring.
C.	The first six months of fiscal 2016 includes the withdrawal expense from a purchasing cooperative of which we were a member, pre-acquisition worker’s compensation claims related to an insurance company that went into liquidation and amounts received from business interruption insurance because of weather related or other one-time events.
D.	Consists primarily of professional fees and related expenses associated with productivity initiatives.
E.	Consists primarily of changes in fair value and costs related to settlements on our fuel collar derivatives, certain financing transactions, lease amendments, and franchise tax expense and other adjustments permitted under our credit agreements. Additionally, the first six months of fiscal 2017 includes the settlement of the Wilder class action case.

Segment Results

We have three segments as described above—Performance Foodservice, PFG Customized, and Vistar. Management evaluates the performance of these segments based on their respective sales growth and EBITDA. For PFG Customized, EBITDA includes certain allocated corporate expenses that are included in operating expenses. The allocated corporate expenses are determined based on a percentage of total sales. This percentage is reviewed on a periodic basis to ensure that the allocation reflects a reasonable rate of corporate expenses based on their use of corporate services.

Corporate & All Other is comprised of corporate overhead and certain operations that are not considered separate reportable segments based on their size. This includes the operations of our internal logistics unit responsible for managing and allocating inbound logistics revenue and expense. Beginning in the second quarter of fiscal 2017, this also includes the operating results from certain recent acquisitions.

The following tables set forth net sales and EBITDA by segment for the periods indicated (dollars in millions):

Net Sales

	Three Months Ended
	December 31, 2016	December 26, 2015	Change	%
Performance Foodservice	$2,358.2	$2,316.3	$41.9	1.8
PFG Customized	933.5	915.1	18.4	2.0
Vistar	737.9	661.2	76.7	11.6
Corporate & All Other	77.9	52.4	25.5	48.7
Intersegment Eliminations	(55.7)	(51.1)	(4.6)	(9.0)

Total net sales	$4,051.8	$3,893.9	$157.9	4.1

	Six Months Ended
	December 31, 2016	December 26, 2015	Change	%
Performance Foodservice	$4,794.6	$4,684.7	$109.9	2.3
PFG Customized	1,800.8	1,842.2	(41.4)	(2.2)
Vistar	1,479.4	1,293.4	186.0	14.4
Corporate & All Other	136.8	105.7	31.1	29.4
Intersegment Eliminations	(113.7)	(103.2)	(10.5)	(10.2)

Total net sales	$8,097.9	$7,822.8	$275.1	3.5

EBITDA

	Three Months Ended
	December 31, 2016	December 26, 2015	Change	%
Performance Foodservice	$76.9	$73.4	$3.5	4.8
PFG Customized	6.7	9.2	(2.5)	(27.2)
Vistar	33.7	34.6	(0.9)	(2.6)
Corporate & All Other	(35.1)	(35.8)	0.7	2.0

Total EBITDA	$82.2	$81.4	$0.8	1.0

	Six Months Ended
	December 31, 2016	December 26, 2015	Change	%
Performance Foodservice	$150.7	$143.9	$6.8	4.7
PFG Customized	10.6	16.5	(5.9)	(35.8)
Vistar	56.3	57.0	(0.7)	(1.2)
Corporate & All Other	(73.5)	(66.0)	(7.5)	(11.4)

Total EBITDA	$144.1	$151.4	$(7.3)	(4.8)